                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

This discussion and analysis reflects Cheviot Savings Bank's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Cheviot Savings Bank's financial statements and their notes included in this annual report. The preparation of financial statements involves the application of accounting policies relevant to the business of Cheviot Savings Bank. Certain of Cheviot Savings Bank's accounting policies are important to the portrayal of Cheviot Savings Bank's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

GENERAL.

Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans, loan sales and servicing activities, and service charges and fees collected on our loan and deposit accounts. Our general, administrative and other expense primarily consists of employee compensation and benefits, advertising expense, data processing expense, other operating expenses and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES.

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the allowance for loan losses to be a critical accounting policy.

The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Cheviot Savings Bank.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlining collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on our financial results.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


FORWARD LOOKING STATEMENTS.

This annual report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

     o    statements of our goals, intentions and expectations;

     o statements regarding our business plans and prospects and growth and operating strategies;

     o statements regarding the asset quality of our loan and investment portfolios; and

     o    estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     o significantly increased competition among depository and other financial institutions;

     o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

     o general economic conditions, either nationally or in our market areas, that are worse than expected;

     o    adverse changes in the securities market;

     o    legislative or regulatory changes that adversely affect our business;

     o our ability to enter new markets successfully and capitalize on growth opportunities;

     o    changes in consumer spending, borrowing and savings habits;

     o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

     o    changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

MANAGEMENT STRATEGY.

Our objective is to achieve and maintain superior financial performance by providing high quality financial products and services to individuals and small businesses in Hamilton County and the surrounding market areas. To achieve this objective, we have designed and begun to implement a business strategy that is intended to capitalize on our strength as a 92-year old community bank and to enhance our profitability. While maintaining our tradition of personal service and customer convenience, we seek to accomplish our objective by: (i) managing our interest rate risk; (ii) monitoring our asset quality; (iii) emphasizing our residential mortgage lending; (iv) continuing our community orientation; and (v) expanding our banking franchise through selective acquisitions and internal growth. The highlights of our strategy include the following:

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


MANAGEMENT STRATEGY. (continued)

     o MANAGING INTEREST RATE RISK. We manage our exposure to interest rate risk by maintaining a lending portfolio, which includes an increased level of adjustable-rate mortgage loans, investing in adjustable-rate mortgage-backed securities and short-term U.S. Government agency obligations, and borrowing money at longer terms to extend the duration of our liabilities. Based on our analysis as of December 31, 2003, a 200 basis point instantaneous and sustained rise in interest rates would result in a 17% decline in net portfolio value, compared to a 24% decline at March 31, 2003.

     o MONITORING ASSET QUALITY. Through conservative investment and lending, adherence to strict underwriting guidelines and sound loan administration, we have been effective in limiting credit risk exposure. In addition, we have sought to build valuation allowance levels to reflect perceived credit risk. At December 31, 2003, non-performing assets totaled .16% of total assets, consisting of $424,000 of non-accruing loans, $38,000 of impaired loans and $46,000 of repossessed assets. At March 31, 2003, non-performing assets totaled 0.15% of assets, consisting of $58,000 of accruing loans that are more than 90 days past due, $137,000 of non-accruing loans, $40,000 of impaired loans and $141,000 of repossessed assets. At December 31, 2003 and March 31, 2003, valuation allowances totaled $768,000 and $735,000, or .41% and 0.40%, respectively, of net loans receivable and 151.18% and 195.48%, respectively, of non-performing assets.

     o CONTINUING EMPHASIS ON RESIDENTIAL MORTGAGE LENDING. Historically, we have emphasized residential mortgage lending within our market area. As of December 31, 2003 and March 31, 2003, $167.0 million and $163.2 million, respectively, or 86% and 86%, respectively, of our total loan portfolio consisted of one-to four-family residential mortgage loans. During the nine months ended December 31, 2003 and the year ended March 31, 2003, we originated $46.0 million and $54.1 million, respectively, of one-to four-family residential mortgage loans. We intend to continue to originate one-to four-family loans because of our expertise with this type of lending.

     o CONTINUING TO SERVE AS A COMMUNITY-ORIENTED FINANCIAL INSTITUTION. We have a long tradition of focusing on the needs of our customers in our community and being an active corporate citizen. We deliver personalized and quality service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.

     o EXPANSION OF THE BANKING FRANCHISE. The reorganization and the proceeds of the stock offering will better enable us to expand the geographic reach of our banking franchise, both internally and through selective acquisitions of banks and other financial service providers. Over the next three years, we intend on opening one or two DE NOVO branches.

                             CHEVIOT FINANCIAL CORP.

     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

================================================================================


Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

The following tables set forth certain information for the nine months ended December 31, 2003 and 2002 and for the years ended March 31, 2003, 2002 and 2001. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are based on monthly averages. In the opinion of management, monthly averages do not differ materially from daily averages.

                                                         FOR THE NINE MONTHS ENDED DECEMBER 31,
                                                      2003                                    2002
                                                                  AVERAGE                                AVERAGE
                                          AVERAGE                 YIELD/         AVERAGE                 YIELD/
                                          BALANCE   INTEREST      RATE(5)        BALANCE   INTEREST      RATE(5)
                                                                 (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans receivable, net (1)              $185,149     $8,442        6.08%       $174,711    $ 9,101        6.95%
  Investment securities                     9,944        217        2.91          13,866        439        4.22
  Mortgage-backed securities               21,469        558        3.47          26,091        896        4.58
  Interest-bearing deposits and other (2)  25,237        210        1.11          14,591        282        2.58
                                         --------     ------                    --------    -------
     Total interest-earning assets        241,799      9,427        5.20         229,259     10,718        6.23

Total non-interest-earning assets          10,990                                 10,163
                                         --------                               --------
     Total assets                        $252,789                               $239,422
                                         ========                               ========
Liabilities and Equity:
Interest-bearing liabilities:
  Deposits                               $194,308      2,935        2.01        $191,713      4,311        3.00
  FHLB advances                             9,772        343        4.68          10,104        328        4.33
                                         --------     ------                    --------    -------
     Total interest-bearing liabilities   204,080      3,278        2.14         201,817      4,639        3.06
                                                      ------      ------                    -------      ------
Total non-interest-bearing liabilities     11,694                                  2,947
                                         --------                               --------

     Total liabilities                    215,774                                204,764

Retained earnings                          37,015                                 34,658
                                         --------                               --------
     Total liabilities and retained
      earnings                           $252,789                               $239,422
                                         ========                               ========

Net interest income                                   $6,149                                $ 6,079
                                                      ======                                =======

Interest rate spread (3)                                            3.06%                                  3.17%
                                                                  ======                                 ======
Net interest margin (4)                                             3.39%                                  3.54%
                                                                  ======                                 ======
Average interest-earning assets to average
  interest-bearing liabilities                                    118.48%                                113.60%
                                                                  ======                                 ======

-----------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.
(5)  Annualized.


                                              CHEVIOT FINANCIAL CORP.

                       AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

==================================================================================================================

                                                                   YEAR ENDED MARCH 31,
                                                     2003                                  2002
                                                               AVERAGE                                AVERAGE
                                       AVERAGE                  YIELD/         AVERAGE                 YIELD/
                                       BALANCE     INTEREST      RATE          BALANCE    INTEREST      RATE
                                                                  (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans receivable (1)                $ 176,728    $11,995       6.79%        $155,973     $11,539      7.40%
  Investment securities                  12,354        588       4.76           12,908         670      5.19
  Mortgage-backed securities             25,644      1,139       4.44           23,013       1,487      6.46
  Interest-bearing deposits and
    other (2)                            18,121        346       1.91           23,609         798      3.38
                                      ---------    -------                    --------     -------
Total interest-earning assets           232,847     14,068       6.04          215,503      14,494      6.73

Total non-interest-earning assets         7,365                                  9,179
                                      ---------                               --------

Total assets                          $ 240,212                               $224,682
                                      =========                               ========
Liabilities and Equity:
Interest-bearing liabilities:
  Deposits                            $ 190,838      5,473       2.87         $188,887       8,319      4.40
  FHLB advances                          10,305        453       4.40              992          36      3.63
                                      ---------    -------                    --------     -------
Total interest-bearing
  liabilities                           201,143      5,926       2.95          189,879       8,355      4.40
                                                   -------     ------                      -------    ------
Total non-interest-bearing
  liabilities                             4,105                                  2,116
                                      ---------                               --------

Total liabilities                       205,248                                191,995

Retained earnings                        34,964                                 32,687
                                      ---------                               --------
Total liabilities and
  retained earnings                   $ 240,212                               $224,682
                                      =========                               ========

Net interest income                                $ 8,142                                 $ 6,139
                                                   =======                                 =======

Interest rate spread (3)                                         3.09%                                  2.33%
                                                               ======                                 ======

Net interest margin (4)                                          3.50%                                  2.85%
                                                               ======                                 ======

Average interest-earning assets to
  interest-bearing liabilities                                 115.76%                                113.49%
                                                               ======                                 ======

                                                          2001
                                                                     AVERAGE
                                              AVERAGE                YIELD/
                                              BALANCE   INTEREST      RATE

Assets:
Interest-earning assets:
  Loans receivable (1)                       $141,067    $10,982      7.78%
  Investment securities                        17,214      1,261      7.33
  Mortgage-backed securities                   33,904      2,208      6.51
  Interest-bearing deposits and
    other (2)                                  19,091        970      5.08
                                             --------
Total interest-earning assets                 211,276     15,421      7.30

Total non-interest-earning assets               9,908
                                             --------

Total assets                                 $221,184
                                             ========
Liabilities and Equity:
Interest-bearing liabilities:
  Deposits                                   $188,274      9,546      5.07
  FHLB advances                                     -          -         -
                                             --------    -------    ------
Total interest-bearing
  liabilities                                 188,274      9,546      5.07
                                                         -------    ------
Total non-interest-bearing
  liabilities                                   1,597
                                             --------

Total liabilities                             189,871

Retained earnings                              31,313
                                             --------
Total liabilities and
  retained earnings                          $221,184
                                             ========

Net interest income                                      $ 5,875
                                                         =======

Interest rate spread (3)                                              2.23%
                                                                    ======

Net interest margin (4)                                               2.78%
                                                                    ======

Average interest-earning assets to
  interest-bearing liabilities                                      112.22%
                                                                    ======

------------------------

(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.

(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.

(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(4) Net interest margin is net interest income divided by average interest-earning assets.

                             Cheviot Financial Corp.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


RATE/VOLUME ANALYSIS.

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                 FOR THE NINE MONTHS ENDED
                                                     DECEMBER 31, 2003                 YEAR ENDED MARCH 31, 2003
                                                COMPARED TO THE NINE MONTHS              COMPARED TO YEAR ENDED
                                                   ENDED DECEMBER 31, 2002                    MARCH 31, 2002
                                                     INCREASE/(DECREASE)                   INCREASE/(DECREASE)
                                                     DUE TO                                   DUE TO
                                               VOLUME       RATE        NET            VOLUME       RATE        NET
                                                                          (In thousands)
Interest-earning assets:
Loans receivable, net                            $525    $(1,184)   $  (659)           $1,456    $(1,000)    $  456
Investment securities                            (106)      (116)      (222)              (28)       (54)       (82)
Mortgage-backed securities                       (143)      (195)      (338)              155       (503)      (348)
Interest-earning assets and other                 140       (212)       (72)             (157)      (295)      (452)
                                                 ----    -------    -------            ------    -------     ------
Total interest-earning assets                     416     (1,707)    (1,291)            1,426     (1,852)      (426)

Interest-bearing liabilities:
Deposits                                           58     (1,434)    (1,376)               88     (2,934)    (2,846)
FHLB advances                                     (11)        26         15               407         10        417
                                                 ----    -------    -------            ------    -------     ------
Total interest-bearing liabilities                 47     (1,408)    (1,361)              495     (2,924)    (2,429)
                                                 ----    -------    -------            ------    -------     ------

Increase (decrease) in net interest income       $369    $  (299)   $    70            $  931    $ 1,072     $2,003
                                                 ====    =======    =======            ======    =======     ======


                                                      YEAR ENDED MARCH 31, 2002
                                                       COMPARED TO YEAR ENDED
                                                           MARCH 31, 2001
                                                         INCREASE/(DECREASE)
                                                        DUE TO
                                                   VOLUME       RATE        NET

Interest-earning assets:
Loans receivable, net                              $1,114   $   (557)  $    557
Investment securities                                (272)      (319)      (591)
Mortgage-backed securities                           (707)       (14)      (721)
Interest-earning assets and other                     198       (370)      (172)
                                                   ------   --------    -------
Total interest-earning assets                         333     (1,260)      (927)

Interest-bearing liabilities:
Deposits                                               32     (1,259)    (1,227)
FHLB advances                                          36         -          36
                                                   ------   --------    -------
Total interest-bearing liabilities                     68     (1,259)    (1,191)
                                                   ------   --------    -------

Increase (decrease) in net interest income         $  265   $     (1)   $   264
                                                   ======   ========    =======

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND MARCH 31, 2003

At December 31, 2003, Cheviot Savings Bank had total assets of $317.4 million, an increase of $73.6 million, or 30.2%, from the $243.8 million total at March 31, 2003. The increase in total assets was comprised primarily of funds received for stock subscription orders.

Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $83.8 million at December 31, 2003, an increase of $59.4 million, or 243.2%, from the $24.4 million total at March 31, 2003. Investment securities totaled $17.1 million at December 31, 2003, an increase of $11.0 million, or 178.8%, from $6.1 million at March 31, 2003. During the nine months ended December 31, 2003, investment securities purchases consisted of $15.1 million of U.S. Government agency obligations, which were offset by $4.0 million of maturities. All of our investment securities are classified as held to maturity.

Mortgage-backed securities totaled $21.8 million at December 31, 2003, a decrease of $1.8 million, or 7.6%, from $23.6 million at March 31, 2003. The decrease in mortgage-backed securities was due primarily to $6.7 million of principal prepayments and repayments, partially offset by $5.0 million of purchases. All mortgage-backed securities are classified as held to maturity.

Loans receivable, including loans held for sale, totaled $186.9 million at December 31, 2003, an increase of $4.4 million, or 2.4%, from March 31, 2003. The increase resulted from loan disbursements of $53.6 million, which were partially offset by loan repayments of $46.7 million and loans sales of $2.6 million. Growth in the loan portfolio consisted primarily of a $3.7 million increase in loans secured by one-to four-family residential real estate. During the fiscal year ended March 31, 2003, Cheviot Savings Bank initiated a program of selling certain one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati. Loans sold totaled $2.6 million during the nine months ended December 31, 2003, while loans held for sale totaled $429,000 at December 31, 2003.

At December 31, 2003, the allowance for loan losses totaled $768,000, or .41% of net loans, compared to $735,000, or 0.40% of net loans at March 31, 2003. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. The analysis resulted in no additional provision to the allowance at December 31, 2003.

Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio. This segment of the loss analysis resulted in assigning $45,000 to the allowance at December 31, 2003. Consequently, a provision of $45,000 was made to the allowance during the nine months ended December 31, 2003. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management's knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2003.

Non-performing and impaired loans totaled $462,000 at December 31, 2003, compared to $235,000 at March 31, 2003. At December 31, 2003 nonperforming and impaired loans were comprised of loans secured by one-to four family residential real estate totaling $238,000 and loans secured by non-residential real estate totaling $224,000. The allowance for loan losses totaled 166.2% and 312.8% of non-performing and impaired

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND MARCH 31, 2003 (continued)

loans at December 31, 2003 and March 31, 2003, respectively. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $267.9 million at December 31, 2003, an increase of $72.6 million, or 37.2%, from $195.3 million at March 31, 2003. The increase was comprised of a $72.8 million increase in Now accounts, primarily representing funds received for stock subscription orders, and a $6.9 million increase in money market accounts, partially offset by an $8.1 million decrease in certificates of deposit. Upon consummation of the stock offering on January 5, 2004, the Savings Bank refunded approximately $36.1 million for over-subscribed stock subscription orders. Advances from the Federal Home Loan Bank of Cincinnati decreased by $1.6 million, or 14.5%, to a total of $9.2 million at December 31, 2003.

Retained earnings totaled $37.9 million at December 31, 2003, a $1.9 million, or 5.4%, increase from March 31, 2003. The increase resulted from net earnings of $1.9 million for the nine months ended December 31, 2003.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. In May 2003, management was notified by its primary regulator that Cheviot Savings Bank was categorized as well-capitalized under regulatory guidelines. At December 31, 2003, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2003 AND MARCH 31, 2002

At March 31, 2003, Cheviot Savings Bank's assets totaled $243.8 million, an increase of $14.8 million, or 6.5%, from $229.0 million at March 31, 2002. The increase in total assets was comprised primarily of increases in net loans receivable, cash and cash equivalents and an increase in mortgage-backed securities, partially offset by a reduction in investment securities. The increase in assets was funded by a $5.1 million increase in deposits, a $6.8 million increase in advances from the Federal Home Loan Bank of Cincinnati and net earnings of $2.4 million. During fiscal 2003, Cheviot Savings Bank continued to experience a high rate of loan refinancing activity as the interest rate environment remained low by historical standards.

Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $24.4 million at March 31, 2003, an increase of $3.2 million, or 15.2%, from $21.2 million at March 31, 2002. Investment securities totaled $6.1 million at March 31, 2003, a decrease of $5.1 million, or 45.3%, from $11.2 million at March 31, 2002. Investment securities purchases consisted of $6.1 million of U.S. Government agency obligations, which were offset by $11.0 million of maturities during the year. All of our investment securities are classified as held to maturity.

Mortgage-backed securities totaled $23.6 million at March 31, 2003, an increase of $632,000, or 2.8%, from $23.0 million at March 31, 2002. Mortgage-backed securities purchases totaled $8.1 million, while principal repayments totaled $7.4 million during the fiscal year ended March 31, 2003. All mortgage-backed securities are classified as held to maturity.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2003 AND MARCH 31, 2002
(continued)

Loans receivable and loans held for sale totaled $182.4 million at March 31, 2003, an increase of $15.9 million, or 9.5%, from March 31, 2002. The increase resulted primarily from loan disbursements of $71.5 million and loan purchases of $1.4 million, which were partially offset by loan repayments of $56.3 million and loan sales of $481,000. Loan origination volume, including purchases of loans, during 2003 exceeded 2002 volume by $15.6 million, or 27.3%, which was primarily attributable to an increase in refinancing activity reflecting declines in the overall level of long-term interest rates over the two-year period ended March 31, 2003. Growth in the loan portfolio consisted primarily of a $16.5 million increase in loans secured by one-to four-family residential real estate. During fiscal 2003, Cheviot Savings Bank initiated a program of selling certain loans to the Federal Home Loan Bank of Cincinnati. Loans sold totaled $481,000 during the year, while loans held for sale totaled $235,000 at March 31, 2003.

At March 31, 2003, the allowance for loan losses totaled $735,000, or .40%, of net loans, compared to $483,000, or .29%, of total loans at March 31, 2002. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. This analysis resulted in no allocation to the allowance for impaired loans at March 31, 2003.

Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the individual loan types in the portfolio. This segment of the loss analysis resulted in a determination of a required allowance totaling $707,000 at March 31, 2003. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings.

Non-performing loans totaled $235,000 at March 31, 2003, compared to $616,000 at March 31, 2002. At March 31, 2003, all of these loans consisted of one-to four-family loans. The allowance for loan losses totaled 312.77% and 78.41% of non-performing loans at March 31, 2003 and March 31, 2002, respectively.

Deposits totaled $195.3 million at March 31, 2003, an increase of $5.1 million, or 2.7%, from $190.2 million at March 31, 2002. The increase was comprised primarily of an increase in money market demand deposits and passbook deposits, as consumers sought a safer investment alternative to the capital markets. Management has generally pursued a strategy of moderate growth in deposits and has not historically offered the highest deposit interest rates in its market area. Advances from the Federal Home Loan Bank of Cincinnati increased by $6.8 million, or 172.7%, to a total of $10.8 million at March 31, 2003. Proceeds from growth in deposits and Federal Home Loan Bank of Cincinnati advances were generally used to fund loan originations.

Retained earnings totaled $35.9 million at March 31, 2003, a $2.4 million, or 7.1%, increase from $33.5 million at March 31, 2002. The increase resulted from net earnings of $2.4 million for the fiscal year ended March 31, 2003.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. At March 31, 2003, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002

GENERAL

Cheviot Savings Bank's net earnings totaled $1.9 million for the nine months ended December 31, 2003, a decrease of $60,000, or 3.0%, compared to the net earnings recorded for the nine months ended December 31, 2002. The decrease in net earnings was primarily attributable to an increase in the provision for losses on loans of $53,000 and an increase in general, administrative and other expense of $190,000, which were partially offset by an increase in net interest income of $70,000, an increase in other income of $81,000 and a decrease in the provision for federal income taxes of $32,000.

INTEREST INCOME

Total interest income for the nine months ended December 31, 2003, totaled $9.4 million, a decrease of $1.3 million, or 12.0%, compared to the nine months ended December 31, 2002. The decrease in interest income reflects the impact of a decrease of 103 basis points in the average yield, from 6.23% to 5.20%, which was partially offset by an increase of $12.5 million, or 5.5%, in the average balance of interest-earning assets outstanding during the nine months ended December 31, 2003 as compared to the nine months ended December 31, 2002.

Interest income on loans decreased by $659,000, or 7.2%, for the nine months ended December 31, 2003. The decrease in interest income on loans reflects the impact of a decrease of 87 basis points in the average yield on loans to 6.08%, which was partially offset by a $10.4 million, or 6.0%, increase in the average balance outstanding during the 2003 period. Interest income on mortgage-backed securities decreased by $338,000, or 37.7%, during the nine months ended December 31, 2003, due primarily to a $4.6 million decrease in the average balance outstanding and a decrease in the average yield of 111 basis points from the comparable 2002 period. Interest income on investment securities decreased by $222,000, or 50.6%, during the nine months ended December 31, 2003, due primarily to a $3.9 million, or 28.3%, decrease in the average balance outstanding and a decrease in the average yield of 131 basis points from the comparable 2002 period. Interest income on other interest-earning assets decreased by $72,000, or 25.5%, during the nine months ended December 31, 2003. The decrease was due primarily to a 147 basis point decrease in the average yield, which was partially offset by an increase of $10.6 million in the average balance outstanding over the comparable 2002 period.

INTEREST EXPENSE

Interest expense for the nine months ended December 31, 2003 totaled $3.3 million, a decrease of $1.4 million, or 29.3%, compared to the nine months ended December 31, 2002. The decrease resulted from a 92 basis point decrease in the average cost of funds, to 2.14% for the nine months ended December 31, 2003, which was partially offset by a $2.3 million, or 1.1%, increase in the average balance of deposits and borrowings outstanding for the period ended December 31, 2003. Interest expense on deposits totaled $2.9 million for the nine months ended December 31, 2003, a decrease of $1.4 million, or 31.9%, from the nine months ended December 31, 2002. This decrease was a result of a 99 basis point decrease in the average cost of deposits to 2.01% for the 2003 period, which was partially offset by an increase in the average balance outstanding of $2.6 million, or 1.4%, for the 2003 period. Interest expense on borrowings totaled $343,000

                             Cheviot Financial Corp.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002 (CONTINUED)

INTEREST EXPENSE (CONTINUED)

for the nine months ended December 31, 2003, an increase of $15,000, or 4.6%, from the 2002 period. This increase resulted from an increase in the average cost of borrowings of 35 basis points for the nine months ended December 31, 2003 from the comparable 2002 period, which was partially offset by a decrease in the average balance of borrowings outstanding year to year. Decreases in the average yields on interest-earning assets and the average cost of deposits were due primarily to the overall decline in interest rates in the economy during 2003 and 2002.

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $70,000, or 1.2%, during the nine months ended December 31, 2003 from the comparable period ended December 31, 2002. The average interest rate spread decreased to 3.06% for the nine months ended December 31, 2003 from 3.17% for the nine months ended December 31, 2002. The net interest margin decreased to 3.39% for the nine months ended December 31, 2003 from 3.54% for the nine months ended December 31, 2002.

PROVISION FOR LOSSES ON LOANS

A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of the Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $45,000 for the nine months ended December 31, 2003. The provision recorded during the nine months ended December 31, 2003 generally reflects the $3.9 million of growth in the loan portfolio and an increase in the level of nonperforming loans year to year. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.

OTHER INCOME

Other income totaled $191,000 for the nine months ended December 31, 2003, an increase of $81,000, or 73.6%, compared to the nine months ended December 31, 2002. The increase in other income was primarily attributable to a $49,000 increase in gain on sales of loans in the secondary market and a $20,000 decrease in losses on sales of real estate acquired through foreclosure. During the last quarter of fiscal 2003, the Savings Bank initiated a program to sell loans to the Federal Home Loan Bank of Cincinnati. The increase in gains on sale of loans was due to an increase in the volume of loans sold year-to-year.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002 (CONTINUED)

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $3.4 million for the nine months ended December 31, 2003, an increase of $190,000, or 6.0%, compared to the nine months ended December 31, 2002. The increase in general, administrative and other expense was due primarily to an increase of $105,000, or 6.1%, in employee compensation and benefits, an increase of $41,000, or 9.8% in property, payroll and other taxes and an increase of $106,000, or 35.6% in other operating expense, which were partially offset by a decrease of $32,000, or 10.6%, in occupancy and equipment expense and a decrease of $17,000, or 9.7% in data processing expense. The increase in employee compensation and benefits was due primarily to a $56,000 expense recorded in connection with the directors' deferred compensation plan established during the last quarter of fiscal 2003. Management anticipates that the future annual expense related to this plan will total approximately $20,000. The increase in property, payroll and other taxes was due primarily to a $27,000 increase in franchise taxes. The increase in other operating expense was due primarily to costs incurred related to updating the Bank's website and providing promotional material related to the change in Cheviot Savings Bank's name effective April 2, 2003. The decrease in data processing expense was a result of the conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth.

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $995,000 for the nine months ended December 31, 2003, a decrease of $32,000, or 3.1%, compared to the provision recorded for the same period in 2002. The decrease resulted primarily from a $92,000, or 3.0%, decrease in pretax earnings. The effective tax rate was 34.0% for each of the nine-month periods ended December 31, 2003 and 2002.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002

GENERAL

Cheviot Savings Bank's net earnings for the fiscal year ended March 31, 2003, totaled $2.4 million, an increase of $808,000, or 51.1%, over the $1.6 million of net earnings recorded in fiscal 2002. The increase in earnings was primarily attributable to an increase of $2.0 million in net interest income and a decrease of $62,000 in the provision for losses on loans, which were partially offset by a decrease of $243,000 in other income, an increase of $594,000 in general, administrative and other expense and an increase of $420,000 in the provision for federal income taxes.

INTEREST INCOME

Total interest income for the fiscal year ended March 31, 2003, totaled $14.1 million, a decrease of $426,000, or 2.9%, compared to 2002. The decrease in interest income reflects the impact of a decrease of 69 basis points in the average yield, from 6.73% in 2002 to 6.04% in 2003, which was partially offset by an increase of $17.3 million, or 8.0%, in the average balance of interest-earning assets during fiscal 2003 as compared to fiscal 2002.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002 (continued)

INTEREST INCOME (CONTINUED)

Interest income on loans totaled $12.0 million for the fiscal year ended March 31, 2003, an increase of $456,000, or 4.0%, over the comparable 2002 total. The increase resulted primarily from a $20.8 million, or 13.3%, increase in the average balance outstanding, which was partially offset by a 61 basis point decrease in the average yield, to 6.79% in 2003. Interest income on mortgage-backed securities totaled $1.1 million for the year ended March 31, 2003, a $348,000, or 23.4%, decrease from the 2002 period. The decrease was due primarily to a 202 basis point decrease in the average yield to 4.44%, which was partially offset by a $2.6 million, or 11.4%, increase in the average balance outstanding in 2003. Interest income on investment securities decreased by $82,000, or 12.2%, due primarily to a $554,000 decrease in the average balance and a 43 basis point decline in the average yield, to 4.76% in the 2003 period. Interest income on other interest-earning assets decreased by $452,000, or 56.6%, due primarily to a decrease in the average yield of 147 basis points, from 3.38% in 2002 to 1.91% in 2003, and a $5.5 million, or 23.2%, decrease in the average balance outstanding year to year.

INTEREST EXPENSE

Interest expense on deposits totaled $5.5 million for the fiscal year ended March 31, 2003, a decrease of $2.8 million, or 34.2%, compared to the fiscal year ended March 31, 2002, due primarily to a 153 basis point decrease in the average cost of deposits, to 2.87% for 2003, which was partially offset by a $2.0 million, or 1.0%, increase in the average balance of interest-bearing deposits outstanding year to year. During fiscal 2003, the composition of our deposits changed so that lower cost core deposits increased, while higher rate certificates of deposit accounts decreased. Interest expense on borrowings totaled $453,000 for the fiscal year ended March 31, 2003, an increase of $417,000 over the 2002 period. The increase resulted primarily from a $9.3 million increase in the average balance outstanding and a 77 basis point increase in the average cost of borrowings, to 4.40% in 2003. Decreases in the level of average yields on interest-earning assets and average cost of interest-bearing liabilities were due primarily to the overall decline in interest rates in the economy to the lowest levels in 40 years.

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.0 million, or 32.6%, to a total of $8.1 million for the year ended March 31, 2003. The interest rate spread increased to approximately 3.09% at March 31, 2003, from 2.33% at March 31, 2002, and the net interest margin increased to approximately 3.50% for the fiscal year ended March 31, 2003, compared to 2.85% for the 2002 period.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002 (continued)

PROVISION FOR LOSSES ON LOANS

A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of Cheviot Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $250,000 for the fiscal year ended March 31, 2003, a decrease of $62,000 or 19.9%, compared to fiscal 2002. The 2003 provision generally reflects the $18.4 million growth in the gross loan portfolio during fiscal 2003 as well as management's perception of the risk prevalent in the economy, specifically the 1.9% increase to 5.2%, in the unemployment rate in Hamilton County and contiguous counties year to year, based upon statistics published by the Ohio Bureau of Employment Services. Management believes all non-performing loans are adequately collateralized.

OTHER INCOME

Other income totaled $263,000 for the fiscal year ended March 31, 2003, a decrease of $243,000, or 48.0%, compared to 2002. The decrease in other income was primarily attributable to a $254,000, or 99.2%, decrease in rental income on real estate acquired through foreclosure and a $36,000 loss in fiscal 2003, compared to a $90,000 gain in fiscal 2002, recorded on sale of real estate acquired through foreclosure, which was partially offset by a $123,000, or 100.8%, increase in other operating income and a $14,000 gain on sale of loans in the secondary market. The decrease in rental income on real estate acquired through foreclosure was due primarily to the sale of the real estate during the fiscal year ended March 31, 2002. The increase in other operating income was due primarily to a $110,000 settlement received from a lawsuit related to a real estate owned loan parcel. The gain on sale of loans was a result of the Savings Bank selling $481,000 in loans to the Federal Home Loan Bank of Cincinnati in fiscal 2003.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $4.5 million for the fiscal year ended March 31, 2003, an increase of $594,000, or 15.1%, compared to fiscal 2002. The increase in general, administrative and other expense was due primarily to an increase of $631,000, or 32.0%, in employee compensation and benefits, a $45,000 or 13.2%, increase in occupancy and equipment, a $36,000, or 18.2%, increase in data processing and an increase of $27,000, or 7.3%, in other operating expense, which were partially offset by an absence of $182,000 in expenses of real estate acquired through foreclosure recognized in fiscal 2002. The increase in employee compensation and benefits was due primarily to the establishment of a deferred directors' compensation plan in fiscal 2003, resulting in a charge of $229,000. In addition, under the Cheviot Savings Bank's employee bonus plan, incentive compensation increased by $242,000, or 288.1%, and normal merit compensation increased by $124,000, or 8.1%, which were partially offset by a $19,000 increase in deferred loan origination costs related to the increase in lending volume year to year. The increase in occupancy and equipment and data processing expense were a result of costs incurred in connection with a conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth. The increase in other operating expense was due primarily to costs incurred for office supplies year to year. The decrease in expenses of real estate acquired through foreclosure was due to the sale of the real estate during the fiscal year ended March 31, 2002.

                             Cheviot Financial Corp.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002 (continued)

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $1.2 million for the fiscal year ended March 31, 2003, an increase of $420,000 or 51.5%, compared to the provision recorded in fiscal 2002. This increase was primarily attributable to a $1.2 million, or 51.2%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.1% and 34.0% for the fiscal years ended March 31, 2003 and 2002, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2002 AND MARCH 31, 2001

GENERAL

Cheviot Savings Bank's net earnings for the fiscal year ended March 31, 2002, totaled $1.6 million, an increase of $13,000, or 0.8%, over the $1.6 million of net earnings reported in fiscal 2001. The increase in earnings was primarily attributable to a $264,000 increase in net interest income, a $4,000 increase in other income and a decrease of $64,000 in general, administrative and other expense, which were partially offset by a $312,000 increase in the provision for losses on loans and a $7,000 increase in the provision for federal income taxes.

INTEREST INCOME

Total interest income for the fiscal year ended March 31, 2002, amounted to $14.5 million, a decrease of $927,000, or 6.0%, compared to fiscal 2001, due primarily to a decrease of 57 basis points in the average yield, from 7.30% in 2001 to 6.73% in 2002, partially offset by an increase of $4.2 million, or 2.0%, in the average balance of interest-earning assets.

Interest income on loans totaled $11.5 million for the fiscal year ended March 31, 2002, an increase of $557,000, or 5.1%, over the comparable 2001 total. The increase resulted primarily from a $14.9 million, or 10.6%, increase in the average balance of loans, which was partially offset by a 38 basis point decrease in the average yield, to 7.40% in 2002. Interest income on mortgage-backed securities totaled $1.5 million for the fiscal year ended March 31, 2002, a $721,000, or 32.7%, decrease from the 2001 period. The decrease was due primarily to a $10.9 million decrease in the average balance outstanding, coupled with a 5 basis point decrease in the average yield, to 6.46% in 2002. Interest income on investment securities decreased by $591,000, or 46.9%, due primarily to a $4.3 million decrease in the average balance outstanding year to year and a 214 basis point decline in the average yield, to 5.19% in the 2002 period. Interest income on other interest-earning assets decreased by $172,000, or 17.7%, due primarily to a decrease in the average yield of 170 basis points to 3.38% in 2002, which was partially offset by a $4.5 million, or 23.7%, increase in the average balance outstanding year to year.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2002 AND MARCH 31, 2001 (continued)

INTEREST EXPENSE

Interest expense on deposits totaled $8.3 million for the fiscal year ended March 31, 2002, a decrease of $1.2 million, or 12.9%, compared to the 2001 total. The decrease was due to a 67 basis point decrease in the average cost of deposits to 4.40% in 2002 from 5.07% in 2001, which was partially offset by an increase in the average balance of deposits outstanding of $613,000, or .3% year to year. Interest expense on borrowings totaled $36,000 for the year ended March 31, 2002. The expense resulted primarily from a $992,000 increase in the weighted-average balance of borrowings outstanding during the year. Cheviot Savings Bank had no borrowings outstanding in fiscal 2001.

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $264,000, or 4.5%, to a total of $6.1 million for the fiscal year ended March 31, 2002, compared to $5.9 million in 2001. The interest rate spread increased to approximately 2.33% for the fiscal year ended March 31, 2002, from 2.23% for 2001, while the net interest margin increased to approximately 2.85% in 2002, compared to 2.78% in 2001.

PROVISION FOR LOSSES ON LOANS

As stated previously, a provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, as well as other factors. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $312,000 for the fiscal year ended March 31, 2002. The fiscal 2002 provision was based upon an increase in the level of non-performing loans, the loss charge-offs during fiscal 2002, and the overall growth in the loan portfolio. There was no provision recorded for the fiscal year ended March 31, 2001.

During the fiscal year ended March 31, 1998, Cheviot Savings Bank encountered substantial asset quality issues in its loan portfolio. These asset quality problems stemmed primarily from underwriting deficiencies related to multi-family residential and commercial loans. The problem loans were specifically identified by management throughout fiscal years 1998 and 1999 with appropriate loss allowances provided. These loans were substantially liquidated through non-recourse sales which were completed by March 31, 2001. Real estate acquired through foreclosure declined from a high of $3.2 million for the year-ended March 31, 2000 to $1.7 million for the year-ended March 31, 2001, further declining to $154,000 for the year-ended March 31, 2002. As a result of the $1.5 million reduction in nonperforming loans and a subsequent review of our underwriting procedures and the level of the allowance for loan losses, management concluded that further provisions to the allowance for loan losses were not necessary, during the fiscal year ended March 31, 2001. Management believes that the loan underwriting deficiencies giving rise to past asset quality problems have been corrected.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2002 AND MARCH 31, 2001 (continued)

OTHER INCOME

Other income totaled $506,000 for the fiscal year ended March 31, 2002, an increase of $4,000, or 0.8%, compared to fiscal 2001. The increase in other income was primarily attributable to a $25,000, or 38.5%, increase in gains on sale of real estate acquired through foreclosure, which was partially offset by a decrease of $20,000, or 7.2%, in rental income on real estate acquired through foreclosure. These related changes in other income resulted from the sale of the real estate acquired through foreclosure during the fiscal year ended March 31, 2002.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $3.9 million for the fiscal year ended March 31, 2002, a decrease of $64,000, or 1.6%, compared to fiscal 2001. The decrease year to year was due primarily to a decrease in expenses of real estate acquired through foreclosure of $24,000, or 11.7%, and a decrease in legal and professional fees of $168,000, or 44.6%. These decreases were partially offset by an increase in employee compensation and benefits of $116,000, or 6.3%, and an increase in other operating expense of $22,000, or 6.3%. The decrease in expenses of real estate acquired through foreclosure and legal and professional fees is due to the sale of real estate owned during the fiscal year ended March 31, 2002. The increase in employee compensation and benefits is due to an increase in management staffing levels, an increase in incentive compensation and other benefit plan costs and normal merit increases, which were partially offset by an increase in deferred loan origination costs related to the increase in lending volume year to year.

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $816,000 for the fiscal year ended March 31, 2002, an increase of $7,000 or 0.9%, compared to the provision recorded in fiscal 2001. This increase was primarily attributable to a $20,000 or .8%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.0% for each of the fiscal years ended March 31, 2002 and 2001, respectively.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


MANAGEMENT OF MARKET RISK

QUALITATIVE ANALYSIS

Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly. Our board of directors reviews management's activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of our interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments.

QUANTITATIVE ANALYSIS

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the board of directors of Cheviot Savings Bank.

The Office of Thrift Supervision provides Cheviot Savings Bank with the information presented in the following tables. They present the change in Cheviot Savings Bank's net portfolio value ("NPV") at December 31, 2003 and March 31, 2003, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

QUANTITATIVE ANALYSIS (continued)

                                                              DECEMBER 31, 2003
     CHANGE IN
INTEREST RATES IN
   BASIS POINTS                                                                             NET PORTFOLIO VALUE
      ("BP")                             NET PORTFOLIO VALUE(3)                             AS % OF PV OF ASSETS(4)
    (RATE SHOCK
   IN RATES)(1)           $ AMOUNT             $ CHANGE           % CHANGE               NPV RATIO(5)     % CHANGE
                                  (In thousands)

      +300 bp             $35,205            $(12,855)              (26.7)%                 11.14%          (23.0)%
      +200 bp              39,781              (8,279)              (17.2)                  12.37           (14.5)
      +100 bp              44,147              (3,913)               (8.1)                  13.50            (6.7)
         0 bp              48,060                  -                  -                     14.47             -
      -100 bp              49,045                 985                 2.0                   14.67             1.4
     -200 bp(2)                -                   -                  -                      -                -


                                                               March 31, 2003
     CHANGE IN
INTEREST RATES IN
   BASIS POINTS                                                                             NET PORTFOLIO VALUE
      ("BP")                             NET PORTFOLIO VALUE(3)                             AS % OF PV OF ASSETS(4)
    (RATE SHOCK
   IN RATES)(1)           $ AMOUNT             $ CHANGE           % CHANGE               NPV RATIO(5)     % CHANGE
                                  (In thousands)

      +300 bp             $27,312            $(16,568)              (37.8)%                 11.55%          (32.4)%
      +200 bp              33,387             (10,493)              (23.9)                  13.70           (19.8)
      +100 bp              39,246              (4,634)              (10.6)                  15.65            (8.4)
         0 bp              43,880                  -                  -                     17.09             -
      -100 bp              45,802               1,922                 4.2                   17.62             3.1
     -200 bp(2)                -                   -                  -                      -                -

-------------------------

(1) Assumes an instantaneous uniform change in interests rates at all maturities.
(2) Not meaningful because some market rates would compute at a rate less than zero.
(3) Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5) NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that Cheviot Savings Bank's NPV is more sensitive to an increase in interest rates than a decrease in interest rates. The above table indicates that as of December 31, 2003, in the event of a 100 basis point increase in interest rates, we would experience an 8.1%, or $3.9 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 2.0%, or $985,000, increase in net portfolio value. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 100 basis points.

                             Cheviot Financial Corp.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


QUANTITATIVE ANALYSIS (continued)

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the NPV table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At December, 2003 and March 31, 2003, we had $9.2 million and $10.8 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $106.0 million.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the nine months ended December 31, 2003 and 2002, loan originations and purchases totaled $53.6 million and $50.7 million, respectively. For the fiscal year ended March 31, 2003, loan originations and purchases totaled $72.9 million. For the fiscal year ended March 31, 2002, loan originations totaled $57.3 million. Purchases of investment securities and mortgage-backed securities totaled $20.0 million and $12.2 million for the nine months ended December 31, 2003 and 2002, respectively. Purchases of investment securities and mortgage-backed securities were $14.3 million for the fiscal year ended March 31, 2003, $20.4 million in fiscal 2002 and $7.9 million for fiscal 2001, respectively.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


LIQUIDITY AND CAPITAL RESOURCES (continued)

Total deposits increased $72.6 during the nine months ended December, 2003, while total deposits increased $3.7 million during the nine months ended December, 2002. The increase in deposits during the nine months ended December 31, 2003, was due primarily to the funds received for stock subscription orders. Upon consummation of the stock offering on January 5, 2004, the Savings Bank refunded approximately $36.1 million for over-subscribed stock subscription orders. Total deposits increased $5.1 million during the year ended March 31, 2003. Total deposits decreased $3.4 million during fiscal 2002 and increased by $8.2 million during fiscal 2001. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.

The following table sets forth information regarding the Savings Bank's obligations and commitments to make future payments under contract as of December 31, 2003.

                                                                 PAYMENTS DUE BY PERIOD
                                                      LESS                                    MORE
                                                      THAN          1-3           3-5         THAN
                                                     1 YEAR        YEARS         YEARS       5 YEARS      TOTAL
                                                                           (In thousands)
Contractual obligations:
  Advances from the Federal Home Loan Bank          $      -      $     -       $    -       $9,206     $  9,206
  Certificates of deposit                             89,677       21,546        1,210           -       112,433

Amount of loan commitments and expiration
per period
  Commitments to originate one- to four-family
    loans                                              2,926           -            -            -         2,926
  Home equity lines of credit                          9,577           -            -            -         9,577
  Undisbursed loans in process                         6,038           -            -            -         6,038
                                                    --------      -------       ------       ------     --------

         Total contractual obligations              $108,218      $21,546       $1,210       $9,206     $140,180
                                                    ========      =======       ======       ======     ========

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2003 and March 31, 2003, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $37.9 million and $35.9 million, or 11.9% and 14.7% of total assets, at December 31, 2003 and March 31, 2003, respectively. In order to be classified as "well-capitalized" under federal banking regulations, we were required to have core capital of at least $19.0 million, or 6.0% of assets, as of December 31, 2003. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2003 and March 31, 2003, we had a total risk-based capital ratio of 30.1% and 32.5%, respectively.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein regarding Cheviot Savings Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Cheviot Savings Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Cheviot Savings Bank's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.